Exhibit 4.2

DESCRIPTION OF SHARE CAPITAL

General

Set forth below is a summary of relevant information concerning our share capital and material provisions of our articles of association, applicable Dutch law and the Dutch Corporate Governance Code, or DCGC.  Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Share Capital,” you should refer to our Articles of Association, which is included as an exhibit to our Annual Report on Form 10-K, and to the applicable provisions of Dutch law.

Authorized Capital

Under Dutch law, a company’s authorized share capital sets out the maximum number of shares that it may issue without amending its articles of association.

Our articles of association provide for an authorized share capital in the amount of €3.3 million divided into 165 million ordinary shares, each with a nominal value of €0.01, and 165 million preference shares, each with a nominal value of €0.01. All issued shares have been fully paid up and the shares are held in dematerialized form.

Ordinary Shares

The holders of ordinary shares are entitled to one vote per share on all matters submitted to voting at a General Meeting of Shareholders, or the General Meeting. Subject to preferences that may be applicable to any preference shares outstanding at the time, the holders of outstanding ordinary shares are entitled to receive dividends pro rata according to their shareholdings. Upon our liquidation, dissolution or winding up, holders of our ordinary shares are entitled to share pro rata in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding preference shares. Holders of ordinary shares have no conversion rights or other subscription rights, but are entitled to pre-emptive rights as set out in the section titled “Pre-Emptive Rights”. There are no redemption or sinking fund provisions applicable to the ordinary shares.

Preference Shares

There are no preference shares issued and outstanding. The issuance of preference shares could have the effect of restricting dividends on the ordinary shares, diluting the voting power of the ordinary shares, impairing the liquidation rights of the ordinary shares or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the ordinary shares. We currently have no plans to issue any preference shares.

Issuance of Shares

Our articles of association provide that shares may be issued or rights to subscribe for our shares may be granted pursuant to a resolution of the General Meeting, or alternatively, by our board of directors if so designated by the General Meeting. A resolution of the General Meeting to issue shares or to grant rights to subscribe for shares can only be adopted at the proposal of our board of directors. Shares may be issued or rights to subscribe for shares may be granted by resolution of our board of directors, if and insofar as our board of directors is designated to do so by the General Meeting. Designation by resolution of the General Meeting cannot be withdrawn unless determined otherwise at the time of designation. The scope and duration of our board of directors’ authority to issue shares or grant rights to subscribe for shares (such as granting stock options or issuing convertible bonds) is determined by a resolution of the General Meeting and relates, at the most, to all unissued shares in the company’s authorized capital on the date on which the board of directors resolves to issue shares or grant rights to subscribe for shares. The duration of this authority may not exceed a period of five years. Designation of our board of directors as the body authorized to issue shares or grant rights to subscribe for shares may be extended by a resolution of the General Meeting for a period not exceeding five years in each case. The number and class of shares that may be issued is determined at the time of designation.

The payment for shares must be made in cash, unless an alternative contribution has been agreed upon. Preference shares, as well as ordinary shares issued to current or former employees or directors of the company or its subsidiaries to satisfy an obligation of the Company under an equity incentive plan, may be paid up at the expense of the reserves of the company.

No shareholders’ resolution or resolution of our board of directors is required to issue shares pursuant to the exercise of a previously granted right to subscribe for shares.

Transfer of Shares. New York Property Law Regime.

The Board may resolve, with due observation of the statutory requirements, that the laws of the State of New York, United States of America shall govern the property law regime of the ordinary shares that are registered in the part of the shareholders register which is kept outside the Netherlands by a registrar appointed by the Board. Such resolution, as well as the revocation thereof, shall be made public as required by law and shall be made available for inspection at the Company’s office and the Dutch trade register.

The Board has adopted such resolution, which became effective after the completion of our initial public offering.

Pre-Emptive Rights

Dutch law and our articles of association give holders of ordinary shares pre-emptive rights to subscribe on a pro rata basis for any issue of new ordinary shares or, upon a grant of rights, to subscribe for ordinary shares. Holders of ordinary shares have no pre-emptive rights upon (i) the issue of ordinary shares against a payment in kind (being a contribution other than in cash); (ii) the issue of ordinary shares to our employees or the employees of a member of our group; and (iii) the issue of ordinary shares to persons exercising a previously granted right to subscribe for shares.

A holder of ordinary shares may exercise pre-emptive rights during a period of at least two weeks from the date of the announcement of the issue of shares. Pursuant to our articles of association, the General Meeting may restrict or exclude the pre-emptive rights of shareholders or designate our board of directors to do so. A resolution of the General Meeting to restrict or exclude the pre-emptive rights, may only be adopted on the proposal of our board of directors. A resolution of the General Meeting to exclude or restrict pre-emptive rights, or to authorize our board of directors to exclude or restrict pre-emptive rights, requires a majority of the votes cast, if more than or equal to 50% of our issued and outstanding share capital is present or represented at the General Meeting. A resolution of the General Meeting to exclude or restrict pre-emptive rights, or to authorize our board of directors to exclude or restrict pre-emptive rights, requires a majority of at least two-thirds of the votes cast, if less than 50% of our issued and outstanding share capital is present or represented at the General Meeting.

The designation of our board of directors as the body competent to restrict or exclude the pre-emptive rights may be extended by a resolution of the General Meeting for a period not exceeding five years in each case. Designation by resolution of the shareholders at the General Meeting cannot be withdrawn unless determined otherwise at the time of designation.

Acquisition of Shares by the Company

The company and each of its subsidiaries may acquire the company’s shares, subject to certain provisions of Dutch law and the articles of association of the company or such subsidiary, as applicable. Shares may be acquired by the company or a subsidiary against no consideration or against consideration. Shares may only be acquired against consideration if (i) our shareholders’ equity (eigen vermogen) less the acquisition price is not less than the sum of the paid-up and called-up share capital and any reserves to be maintained by law or our articles of association, (ii) we and our subsidiaries would not thereafter hold shares or hold shares as pledgee with an aggregate nominal value exceeding 50% of our then current issued share capital, and (iii) the board of directors has been designated to do so by the General Meeting. The designation of the board of directors is not required if we acquire fully paid-up shares for the purpose of transferring these to our employees or the employees of a member of our group under any applicable equity compensation plan.

Capital Reduction

The General Meeting may resolve, upon a proposal by the board of directors, to reduce the issued share capital by a cancellation of shares or by reducing the nominal value of the shares by amending the articles of association. A resolution to cancel shares may only relate to shares held by the company itself or to all shares of a specific class. A reduction of the nominal value of shares, with or without repayment, must be made pro rata on all shares concerned. This requirement may be waived if all shareholders concerned so agree. Cancellation of preference shares that have not been paid-up at the expense of the company’s reserves shall take place against (i) the repayment of the amount paid-up on those shares, (ii) the payment of its preferred dividend, and (iii) simultaneous release from the obligation to pay any further calls on the shares to the extent that the shares have not been fully paid up. Cancellation of preference shares that have been paid up at the expense of the company’s reserves shall take place against payment of its preferred dividend (or the time proportionate part thereof), but without repayment of the nominal value of the shares, which shall be added to the company’s reserves.

A resolution of the General Meeting to reduce the share capital requires a majority of the votes cast, if more than or equal to half of the issued and outstanding share capital is present or represented at the General Meeting. A resolution of the General Meeting to reduce the share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued and outstanding share capital is present or represented at the General Meeting.

In addition, Dutch law contains detailed provisions regarding the reduction of capital. A resolution to reduce the issued share capital shall not take effect as long as creditors can have legal recourse against the resolution.

Amendment of Articles of Association

Our articles of association may only be amended by a resolution of the General Meeting upon a proposal made by our board of directors. If a resolution to amend the articles of association is submitted to the General Meeting, this must in all cases be stated in the notice convening the General Meeting. A resolution by the General Meeting to amend the articles of association may be adopted by a simple majority of votes cast.

Company’s Shareholders’ Register

Subject to Dutch law, we must keep our shareholders’ register accurate and up-to-date. Our board of directors keeps our shareholders’ register and records names and addresses of all holders of shares, showing the date on which the shares were acquired, the date of the acknowledgement by our company of such acquisition of shares, as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) or a right of pledge in respect of shares. Part of the register may be kept outside of the Netherlands to comply with applicable local law or stock exchange rules. Our shareholders’ register is available for inspection by the shareholders and others entitled to inspect the register pursuant to Dutch law.

Corporate Objectives

Our corporate objectives are: (a) the exploitation of an enterprise with respect to the development of software; (b) to participate in, acquire, hold, operate, manage, finance, exchange and/or dispose of any interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses; (c) to finance subsidiaries and their enterprises, and to borrow from and lend money to subsidiaries; (d) to acquire, exploit and dispose of registered property and other property; (e) to acquire, exploit and dispose of patents, trade names, trademarks, know-how, royalties and rights of intellectual and/or industrial property, as well as to grant licenses to such rights and to acquire and exploit licenses; (f) to furnish guarantees, provide security, warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of our obligations or the obligations of other parties; and (g) to perform all activities which are incidental to or which may be conducive to any of the foregoing.

Limitation on Liability and Indemnification Matters

Under Dutch law, a member of our board of directors and certain other officers may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to us and to third parties for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Directors and certain other officers are insured under an insurance policy taken out by us against damages resulting from their conduct when acting in their capacities as directors or officers. In addition, our articles of association provide for indemnification of our directors, including reimbursement for reasonable legal fees and damages or fines based on acts or failures to act in their duties. No indemnification shall be given to a member of our board of directors if (i) a Dutch court has established, without possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, suit, claim, action or legal proceedings can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos) or seriously culpable, (ii) the costs or capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses, or (iii) the indemnified person failed to notify us as soon as possible of the costs or capital losses or of the circumstances that could lead to the costs or capital losses.

Shareholders’ Meetings and Consents

General Meeting

General Meetings are held in the Netherlands at the place where we have our corporate seat (Amsterdam) or at Haarlemmermeer (Schiphol Airport), Rotterdam, or The Hague (the Netherlands). The annual General Meeting shall be held no later than six months after the end of the financial year on the date and hour and at the place mentioned in the convening notice. Additional extraordinary General Meetings may also be held whenever considered appropriate by our board of directors. Pursuant to Dutch law, one or more shareholders and others entitled to attend a General Meeting, who jointly represent at least one-tenth of the issued share capital, may request our board of directors to convene a General Meeting. If our board of directors has not taken the steps necessary to ensure that a General Meeting is held within the relevant statutory period after the request, the requesting persons may, at his/her/their request, be authorized by a court in preliminary relief proceedings to convene a General Meeting.

General Meetings shall be convened by a notice, which shall include an agenda stating the items to be discussed, including for the annual General Meeting, among other things, the discussion and adoption of the annual accounts, appropriation of our profits and proposals relating to the board of directors, including the filling of any vacancies in our board of directors. In addition, the agenda shall include such items as have been included therein by our board of directors. One or more shareholders, alone or together, representing at least 3% of the issued share capital may also request to include items in the agenda of a General Meeting. Requests must be made in writing and received by our board of directors at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those which have been included in the agenda. In accordance with the DCGC, a shareholder may request the inclusion of an item on the agenda only after consulting our board of directors in that respect. If one or more shareholders intends to request that an item be put on the agenda for a General Meeting that may result in a change in the company’s strategy, pursuant to the DCGC our board of directors may invoke a response time of a maximum of 180 days until the day of the General Meeting. A legislative proposal is currently being drafted pursuant to which a response time of a maximum of 250 days may be given a statutory basis. It is currently unclear in what form and when the legislative proposal will be submitted to Dutch parliament.

The General Meeting is presided over by the non-executive director designated as lead independent director, or the Lead Independent Director, or, if he is absent, by the vice chairperson of the board of directors. Members of our board of directors may attend a general meeting. In these meetings, they have an advisory vote. The chairperson of the meeting may decide at his or her discretion to admit other persons to the meeting.

The external auditor of the company may attend the annual General Meeting in which the annual accounts are discussed.

Admission and Registration

All shareholders, and each usufructuary and pledgee to whom the right to vote on our shares accrues, are entitled, in person or represented by a proxy authorized in writing, to attend and address the General Meeting and exercise voting rights pro rata to their shareholding. Shareholders may exercise their rights if they are the holders of our shares on the record date for such General Meeting, which is the 28th day before the day of the General Meeting, and they or their proxy have notified us of their intention to attend the General Meeting in writing or by any other electronic means that can be reproduced on paper ultimately at a date set for that purpose by our board of directors, specifying such person’s name and the number of shares for which such person may exercise the voting rights and/or meeting rights at such General Meeting. The convocation notice shall state the record date as determined by Dutch law and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights.

Quorum and Voting Requirements

Each share confers the right to cast one vote at the General Meeting. Shareholders may vote by proxy. No votes may be cast at a General Meeting on shares held by us or our subsidiaries. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge in respect of shares in our share capital held by us or our subsidiaries are not excluded from the right to vote on such shares, if the right of usufruct (vruchtgebruik) or the right of pledge was granted prior to the time such share was acquired by us or any of our subsidiaries. We may not cast votes on shares in respect of which we or a subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge. Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shares on which votes may be cast, or the amount of the share capital that is present or represented at a General Meeting. Insofar as the law or our articles of association do not prescribe a larger majority, the General Meeting adopts resolutions by a simple majority of votes cast in a General Meeting where at least one third of the issued and outstanding shares are represented.

Shareholder Consent

Under Dutch law, the approval of the General Meeting is required for any significant change in the identity or character of the company or its associated business enterprise.

The Board of Directors

Election and Dismissal of Members of the Board of Directors

Under our articles of association, our directors are appointed by the General Meeting upon a binding nomination by our board of directors. The General Meeting may at all times overrule the binding nomination by a resolution adopted by a majority of two-thirds of votes cast, provided that majority represents more than half of the issued share capital.

If a binding nomination for the appointment of a director is overruled, the board of directors may make a non-binding nomination for such vacancy. If such non-binding nomination is voted down by the General Meeting, the General Meeting shall be free to appoint a person to fill the vacancy.

A resolution to appoint a director other than at the proposal of the board of directors requires a majority of two-thirds of votes cast, which majority represents more than half of the issued share capital.

The board of directors will designate one of the executive directors as chief executive officer, or the Chief Executive Officer, for a period determined by the board of directors. If there is only one executive director in office, he or she shall automatically be the Chief Executive Officer. The board of directors may grant a director the title of Chairman, including the Chief Executive Officer. The board of directors will designate one of the non-executive directors as Lead Independent Director. The board of directors will also designate one of the non-executive directors as vice-chairman.

The General Meeting may at any time suspend or dismiss a director. A resolution to suspend or dismiss a director other than at the proposal of the board of directors requires a two-third majority of votes cast, representing more than half of the issued share capital.

Duties and Liabilities of Directors

Under Dutch law, our board of directors is collectively responsible for our general affairs. Pursuant to our articles of association, our board of directors may divide its duties among its members, with our day-to-day management entrusted to the executive director(s). The non-executive directors supervise the management of the executive director(s) and the general affairs of our company and the business connected with it and provide the executive director(s) with advice. In addition, both the executive director(s) and the non-executive directors must perform such duties as are assigned to them pursuant to the articles of association. The division of tasks within our board of directors is determined (and amended, if necessary) by our board of directors. Each director has a duty to properly perform the duties assigned to him or her and to act in our corporate interest. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees and other stakeholders.

Board Rules

Pursuant to the articles of association, the board of directors shall adopt regulations dealing with its internal organization, the manner in which decisions are taken, the composition, the duties and organization of committees and any other matters concerning the executive directors, non-executive directors and committees, or the Board Rules.

Decision Making

Pursuant to the Board Rules, where possible, the board of directors adopts its resolutions by unanimous vote. If this is not possible, the resolution is adopted by a majority of votes cast. In the event of a tie vote, if the Chief Executive Officer is entitled to vote, the Chief Executive Officer has a casting vote. If the Chief Executive Officer is not entitled to vote, the proposal is rejected.

Pursuant to the Board Rules, the board of directors may only adopt resolutions at a meeting if the majority of the directors entitled to vote is present or represented at the meeting. If the Lead Independent Director believes there is an urgent situation that requires an immediate resolution by the board of directors, the aforementioned quorum requirements does not apply provided that (i) at least two directors entitled to vote are present or represented at the meeting of which at least one is an executive director, and (ii) reasonable efforts have been made to involve the other directors in the decision-making.

Resolutions of the board of directors entailing a significant change in the identity or character of the company or its associated business enterprise require the approval of the shareholders at the General Meeting. This includes in any case: (i) the transfer to a third party of the business enterprise of the company or practically the entire business enterprise of the company; (ii) the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of material importance to the company; or (iii) the acquisition or disposal by the company or a subsidiary of an interest in the capital of a company with a value of at least one-third of the company’s assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company. Failure to obtain the approval of the General Meeting for these resolutions of the board of directors does not affect the power of representation of the board of directors.

Representation

The board of directors as a whole is authorized to represent the company. In addition, the company may be represented by an executive director acting individually. Our board of directors may appoint individuals (procuratiehouders) with general or limited power to represent the company. Each of these individuals shall be able to represent the company with due observance of any restrictions imposed on him or her. Our board of directors shall determine their titles.

Dividends and Other Distributions

Amount Available for Distribution

Pursuant to Dutch law and the articles of association, the distribution of profits will take place following the adoption of our annual accounts, from which we will determine whether such distribution is permitted. We may make distributions to the shareholders, whether from profits or from our freely distributable reserves, only insofar as our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

Under the articles of association, any profits must first be applied to pay a dividend on the preference shares, if outstanding, before distribution of any remaining distributable profits to the holders of ordinary shares. There are no preference shares outstanding.

The board of directors may resolve to reserve the profits or part of the profits. Any profits remaining after any dividend payments on preference shares and such reservation will be at the disposal of the General Meeting which may resolve to add the remaining profits to the reserves or distribute it among the holders of ordinary shares. Distributions of dividends on ordinary shares will be made pro rata according to the nominal value of each share.

Subject to Dutch law and the articles of association, our board of directors may resolve to distribute an interim dividend on shares of a certain class if it determines such interim dividend to be justified by our profits. For this purpose, our board of directors must prepare an interim statement of assets and liabilities. Such interim statement shall show our financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if an interim statement of assets and liabilities is drawn up showing that our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

The General Meeting, upon the proposal by the board of directors, may resolve that we make distributions to holders of ordinary shares from one or more of our freely distributable reserves, other than by way of profit distribution, subject to the due observance of our policy on reserves and dividends. Any such distributions will be made pro rata according to the nominal value of each share.

Dividends and other distributions shall be made payable not later than the date determined by our board of directors. Claims to dividends and other distributions not made within five years and one day from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

We do not anticipate paying any cash dividends for the foreseeable future.

Exchange Controls

Pursuant to Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company.

Pursuant to Dutch law, there are no exchange controls applicable to our import or export of capital, including the availability of cash and cash equivalents to us as a Dutch company.

Dissolution and Liquidation

The company may only be dissolved by a resolution of the General Meeting upon a proposal made by our board of directors. If a resolution to dissolve the company is to be submitted to a general meeting, this must in all cases be stated in the notice convening the General Meeting. If the General Meeting resolves to dissolve the company, the members of our board of directors will be charged with the liquidation of the business of the company, unless the General Meeting resolves otherwise. During liquidation, the provisions of the articles of association will remain in force as far as possible.

Any surplus remaining after settlement of all debts and liquidation costs will first be distributed to the holders of preference shares who will receive the amount paid up on their shares as well as any dividend accruing on their shares pro rata according to the nominal value paid up on the shares and calculated over each year or part of a year in the period beginning on the day following the period over which the last dividend on the preference shares was paid. Any remaining balance will be distributed to the holders of ordinary shares in proportion to the nominal value of their shareholdings.

Public Offer

Public Offer Rules

The company will not be subjected to the Dutch offer rules as they apply to Dutch companies listed on a regulated market in a member state of the European Economic Area.

Squeeze Out Procedures

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who for his or her own account holds at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Dutch Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof te Amsterdam), or the “Enterprise Chamber”, and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him or her. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a Dutch daily newspaper with a national circulation.

Anti-Takeover Provisions

Under Dutch law, protective measures against takeovers are possible and permissible, within the boundaries set by Dutch law and Dutch case law.

The resolutions adopted prior to the completion of our initial public offering and the provisions of our articles of association may have the effect of making a takeover of our company more difficult or less attractive, including as described below:

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Our board of directors is designated to issue preference shares and grant rights to subscribe for preference shares up to 100% of our issued share capital at the time of the issue for a period of five years from the date of the completion of our initial public offering. The purpose of this designation is to protect the company from influences that do not serve our best interests and threaten to undermine our continuity, independence and identity. The preference shares (or right to subscribe for preference shares) will be issued to a separate, newly incorporated foundation which will be structured to operate independently from us. The foundation’s objectives will provide that it will promote the interests of the company and the businesses maintained by the company and group companies. The foundation tries to realize these objectives, including by acquiring and holding preference shares and exercising the rights attached to those preference shares, at the sole discretion of the board of the foundation. The foundation can be granted a call option for, in principle, an indefinite period. On each exercise of the call option the foundation would be entitled to acquire up to a maximum of preference shares corresponding to 100% of the issued ordinary shares at the time of exercise of the call option that are held by parties other than the foundation, the company or any of the company’s subsidiaries minus the number of preference shares held by the foundation (if any). The foundation may exercise the call option repeatedly, each time up to the aforementioned maximum. The call option can, inter alia, be used by the foundation to (i) prevent, delay or otherwise complicate an unsolicited takeover bid for an unsolicited acquisition of ordinary shares by means of an acquisition at the stock market or otherwise, (ii) prevent and countervail concentration of voting rights in the General Meeting, and/or (iii) resist unwanted influence by and pressure from shareholders to amend the strategy of the management board. If the foundation exercises the call option the company shall issue such number of preference shares for which the option is exercised. The preference shares shall be issued for their nominal value, of which at least 25% should be paid up upon issuance, possibly at the expense of the company’s reserve. These preference shares will have both a liquidation and dividend preference over our ordinary shares and will accrue cash dividends at a fixed rate.

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Our board of directors is designated to issue ordinary shares and grant rights to subscribe for ordinary shares up to the amount of our authorized share capital for ordinary shares and to limit or exclude pre-emptive rights on ordinary shares, in each case for a period of five years from the date of the completion of our initial public offering.

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Our articles of association include provisions that may make it more difficult for a third party to acquire control over us or effect a change in our board of directors. These provisions include: a provision that directors can only be appointed upon nomination by our board of directors; a provision that directors may only be removed by the General Meeting by a two-thirds majority of votes cast representing more than half of our outstanding share capital (unless the removal was proposed by the board of directors); and a requirement that certain resolutions, including an amendment of our articles of association, may only be adopted by our General Meeting if they are proposed by our board of directors.

Comparison of Dutch Corporate Law, Our Articles of Association and Board By-Laws and U.S. Corporate Law

The following comparison between Dutch corporate law, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated, discusses additional matters. Because these statements are summaries, they do not address all aspects of Dutch law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Dutch law, and they are not intended to be a complete discussion of the respective rights.

Duties of Board Members

The Netherlands.    We have a one-tier board structure consisting of our executive directors and non-executive directors.

Under Dutch law, our board of directors is collectively responsible for our general affairs. Pursuant to our articles of association, our board of directors divides its duties among its members, with our day-to-day management entrusted to the executive directors. The non-executive directors supervise the management of the executive directors and the general affairs in the company and the business connected with it and provide the executive directors with advice. In addition, both the executive directors and the non-executive directors must perform such duties as are assigned to them pursuant to the articles of association. The division of tasks within our board of directors is determined (and amended, if necessary) by our board of directors. Each director has a duty to properly perform the duties assigned to him or her and to act in our corporate interest.

Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees and other stakeholders.

An executive director may not be allocated the tasks of: (i) serving as the Lead Independent Director of our board of directors; (ii) determining the remuneration of the executive directors; or (iii) nominating directors for appointment; (iv) instructing an external auditor to audit the statutory annual accounts; and (v) supervising the performance of the executive directors. An executive director may not participate in the adoption of resolutions (including any deliberations in respect of such resolutions) relating to items (ii) through (iv) in the previous sentence.

Delaware.    The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Director Terms

The Netherlands.    Pursuant to the articles of association, a member of our board of directors shall retire not later than on the day on which the first General Meeting is held following lapse of three years since his or her appointment. The period of three years may be deviated from by a resolution of the General Meeting upon the proposal of the board of directors. A retiring member of our board of directors may be re-appointed.

Under Dutch law, the shareholders at the General Meeting have the authority to suspend or remove members of our board of directors at any time, with or without cause, by means of a resolution passed by a simple majority of the votes cast upon the proposal by the board of directors. A resolution to suspend or dismiss a director other than at the proposal of the board of directors requires a two-thirds majority of votes cast, representing more than half of the issued share capital. Executive directors may also be suspended by our board of directors. A suspension by our board of directors may be discontinued by the General Meeting at any time.

Delaware.    The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve, unless stated otherwise in the certificate of incorporation or bylaws.

Board Member Vacancies

The Netherlands.    Under Dutch law, the General Meeting appoints the members of our board of directors. For each seat on our board of directors to be filled, our board of directors shall make a binding nomination. The General Meeting may at all times overrule the binding nomination by a resolution adopted by a majority of two-thirds of votes cast, provided that majority represents more than half of the issued share capital.

If a binding nomination for the appointment of a director is overruled, the board of directors may make a non-binding nomination for such vacancy. If such non-binding nomination is voted down by the General Meeting, the General Meeting shall be free to appoint a person to fill the vacancy.

A resolution to appoint a director other than at the proposal of the board of directors requires a majority of two-thirds of votes cast, which majority represents more than half of the issued share capital.

If the seat of an executive director is vacant or upon the inability of the executive director to act, the remaining executive director or executive directors will temporarily be entrusted with the executive management of the company, unless the board of directors provides for a temporary replacement. If the seats of all executive directors are vacant, or upon the inability of all executive directors or the sole executive director to act, as the case may be, the executive management of the company will temporarily be entrusted to the non-executive directors, unless the board of directors provides for one or more temporary replacements.

If the seat of a non-executive director is vacant or upon the inability of a non-executive director to act, the remaining non-executive director or non-executive directors will temporarily be entrusted with the performance of the duties and the exercise of the authorities of that non-executive director, unless the board of directors provides for a temporary replacement. If the seats of all non-executive directors are vacant or upon inability of all non-executive directors or the sole non-executive director to act, as the case may be, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of non-executive directors to one or more other individuals.

Delaware.    The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-Interest Transactions

The Netherlands.    Directors will immediately report any potential direct or indirect personal interest in a matter which is conflicting with the interests of the company and the business enterprise connected with it to the Lead Independent Director or, in his absence, the vice-chairman of the board of directors. The Lead Independent Director will report a potential conflict of interest to the vice-chairman or, in his absence, to the other directors. The vice-chairman will report a potential conflict of interest to the Lead Independent Director or, in his absence, the other directors. The potentially conflicted director will provide all relevant information, including information concerning his or her spouse, registered partner or other partner, foster child and relatives by blood or marriage up to the second degree as defined under Dutch law. The board of directors shall decide, without the director concerned being present, whether there is a conflict of interest. A conflict of interest in relation to a director may exist if we intend to enter into a transaction with a legal entity (i) in which such director personally has a material financial interest, (ii) whose (management or supervisory) board of directors includes a member who is related under family law to such director or (iii) in which such director has a management or supervisory position. A director shall not participate in any discussions and decision making if he or she has a conflict of interest in the matter being discussed. If for this reason no resolution can be taken by the board of directors, the board of directors will nevertheless resolve on the matter. All transactions in which there are conflicts of interest with directors shall be agreed on terms that are customary in the market concerned. Decisions to enter into transactions in which management and the audit committee have determined that there is a conflict of interest with one or more director(s) that is of material significance to us or to the relevant director require the approval of the board of directors. The board of directors may only grant its approval if the transaction is to be entered into on terms that are customary in the market. All transactions between us and legal or natural persons who hold at least one tenth of our shares shall be agreed on terms that are customary in the sector in which we and our combined businesses are active. The board of directors, following review by the audit committee, is required to approve such transactions that are of a material significance to us or to such persons.

Delaware.    The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy Voting by Board Members

The Netherlands.    At a meeting of the board of directors, a director may only be represented by another director holding a proxy in writing or in a reproducible manner by electronic means of communication.

Delaware.    A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Voting Rights

The Netherlands.    In accordance with Dutch law and our articles of association, each issued ordinary share and each preference share confers the right to cast one vote at the general meeting. Each holder of ordinary shares or preference shares may cast as many votes as it holds shares. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

Shareholders may exercise their rights at a General Meeting if they are the holders of our shares on the record date, which is currently the 28th day before the day of the General Meeting, and they or their proxy have notified us of their intention to attend the General Meeting in writing or by any other electronic means that can be reproduced on paper ultimately at a date set for that purpose by our board of directors, specifying such person’s name and the number of shares for which such person may exercise the voting rights and/or meeting rights at such General Meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting.

Delaware.    Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

The Netherlands.    Pursuant to our articles of association, extraordinary General Meetings will be held whenever considered appropriate by our board of directors. Pursuant to Dutch law, one or more shareholders, and others entitled to attend a General Meeting, who jointly represent at least one-tenth of the issued share capital may request our board of directors to convene a General Meeting. If our board of directors has not taken the steps necessary to ensure that a General Meeting could be held within the relevant statutory period after the request, the requesting persons may, at his/her/their request, be authorized by Court in preliminary relief proceedings to convene a General Meeting.

Also, one or more shareholders, alone or jointly, representing at least 3% of the issued share capital may request to include items on the agenda of a General Meeting. Requests must be made in writing and received by our board of directors at least 60 days before the day of the meeting. In accordance with the DCGC, a shareholder shall exercise the right of putting an item on the agenda only after consulting our board of directors in that respect. If one or more shareholders intends to request that an item be put on the agenda that may result in a change in the company’s strategy, pursuant to the DCGC our board of directors may invoke a response time of a maximum of 180 days until the day of the General Meeting.

Delaware.    Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by Written Consent

The Netherlands.    Our articles of association do not provide for the possibility that shareholders’ resolutions can also be adopted in writing without holding a meeting of shareholders. Although permitted by Dutch law, for a listed company, this method of adopting resolutions is not feasible as it requires all individual shareholders to sign the written resolution.

Delaware.    Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal Rights

The Netherlands.    The concept of appraisal rights is not known as such under Dutch law.

However, pursuant to Dutch law a shareholder who for his own account contributes at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber. The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him or her. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a Dutch daily newspaper with a national circulation.

Furthermore, in accordance with the Directive (EU) 2017/1132 of the European Parliament and the Council of June 14, 2017 on cross-border mergers of limited liability companies, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another European Union member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. Such compensation—inter alia—to be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the cross-border merger.

Payment by the acquiring company is only possible if the resolution to approve the cross-border merger by the corporate body of the other company or companies involved in the cross-border merger includes the acceptance of the rights of the shareholders of the Dutch company to oppose the cross-border merger.

Delaware.    The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

The Netherlands.    In the event a third party is liable to a Dutch company, shareholders cannot bring a claim against that third party to recover losses sustained as a result of a decrease in value, or loss of an increase in value, of their shares, unless a specific duty of care towards those shareholders was breached by the third party. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party within a term, set by the court, of at least three months. Alternatively, an individual injured party may also itself bring a civil claim for damages.

Delaware.    Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

The Netherlands.    Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital.

Shares may be acquired by the company and each of its subsidiaries against no consideration or against payment of a consideration. Shares may only be acquired against consideration if (i) our shareholders’ equity (eigen vermogen) less the acquisition price is not less than the sum of the paid-up and called-up share capital and any reserves to be maintained by law or our articles of association, (ii) we and our subsidiaries would not thereafter hold shares or hold shares as pledgee with an aggregate nominal value exceeding 50% of our then current issued share capital, and (iii) the board of directors has been designated to do so by the General Meeting. The designation of the board of directors is not required if the company acquires fully paid-up shares for the purpose of transferring these to our employees or the employees of a member of our group under any applicable equity compensation plan, provided the shares are quoted on an official list of a stock exchange.

An authorization by the General Meeting to our board of directors for the repurchase of shares can be granted for a maximum period of 18 months. Such authorization must specify the number and class of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired.

Delaware.    Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-Takeover Provisions

The Netherlands.    Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. We have adopted several provisions that may have the effect of making a takeover of our company more difficult or less attractive, including requirements that certain matters, including an amendment of our articles of association, may only be brought to our General Meeting for a vote upon a proposal by our board of directors.

Delaware.    In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;

•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•

after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Inspection of Books and Records

The Netherlands.    Our shareholders’ register is available for inspection by the shareholders and others entitled to inspect the register pursuant to Dutch law. Otherwise, shareholders have no right to inspect our books and records.

Delaware.    Under the Delaware General Corporation Law, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

Removal of Board Member

The Netherlands.    The shareholders at a General Meeting have the authority to suspend or remove members of our board of directors at any time, with or without cause. A resolution to suspend or dismiss a director at the proposal of the board of directors can be adopted by a simple majority of the votes cast. A resolution to suspend or dismiss a director other than at the proposal of the board of directors requires a two-thirds majority of votes cast, representing more than half of the issued share capital. Executive directors may also be suspended by our board of directors. A suspension by our board of directors may be discontinued by the General Meeting at any time.

Delaware.    Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Pre-Emptive Rights

The Netherlands.    Under Dutch law, in the event of an issuance of ordinary shares or upon a grant of rights to subscribe for ordinary shares, each shareholder will have a pro rata pre-emptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder (with the exception of ordinary shares to be issued to employees or ordinary shares issued against a contribution other than in cash or the issue of shares to persons exercising a previously granted right to subscribe for shares). A shareholder may exercise pre-emptive rights during a period of at least two weeks from the date of the announcement of the issue of shares. Under our articles of association, the pre-emptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of the shareholders at the general meeting upon proposal of our board of directors, if and insofar as our board of directors has not been designated by the General Meeting to restrict or exclude pre-emptive rights.

Our board of directors may restrict or exclude the pre-emptive rights in respect of newly issued ordinary shares if it has been designated as the authorized body to do so by the General Meeting. Such designation can be granted for a period not exceeding five years. A resolution of the General Meeting to restrict or exclude the pre-emptive rights or to designate our board of directions as the authorized body to do so requires a two-thirds majority of the votes cast, if less than one half of our issued share capital is represented at the meeting.

Delaware.    Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

The Netherlands.    Pursuant to Dutch law and the articles of association, the distribution of profits will take place following the adoption of our annual accounts, from which we will determine whether such distribution is permitted. We may make distributions to the shareholders, whether from profits or from the freely distributable reserves, only insofar as our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

Under the articles of association, any profits must first be applied to pay a dividend on the preference shares, if outstanding, before distribution of any remaining distributable profits to the holders of ordinary shares. No preference shares shall be outstanding upon the completion of the offering.

The board of directors may resolve to reserve the profits or part of the profits. Any profits remaining after any dividend payments on preference shares and such reservation will be at the disposal of the General Meeting which may resolve to add the remaining profits to the reserves or distribute it among the holders of ordinary shares. Distributions of dividends will be made pro rata to the nominal value of each ordinary share.

Subject to Dutch law and the articles of association, our board of directors may resolve to distribute an interim dividend on shares of a certain class if it determines such interim dividend to be justified by our profits. For this purpose, our board of directors must prepare an interim statement of assets and liabilities. Such interim statement shall show our financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if an interim statement of assets and liabilities is drawn up showing that our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

The General Meeting, upon the proposal by the board of directors, may resolve that we make distributions to holders of ordinary shares from one or more of the company’s freely distributable reserves, other than by way of profit distribution, subject to the due observance of our policy on reserves and dividends. Any such distributions will be made pro rata to the nominal value of each share.

Dividends and other distributions shall be made payable not later than the date determined by our board of directors. Claims to dividends and other distribution not made within five years and one day from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Delaware.    Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of ordinary shares, property or cash.

Shareholder Vote on Certain Reorganizations

The Netherlands.    Under Dutch law, the General Meeting must approve resolutions of our board of directors relating to a significant change in the identity or the character of the company or the associated business enterprise of the company, which includes:

(i)	a transfer of the business enterprise or virtually the entire business enterprise to a third party;

(ii)

the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of material significance for the company; and

(iii)

the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to its statement of financial position and explanatory notes or, if the company prepares a consolidated statement of financial position, according to its consolidated statement of financial position and explanatory notes in the last adopted annual accounts of the company.

Delaware.    Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Remuneration of Members of the Board of Directors

The Netherlands.    Under Dutch law and our articles of association, we must adopt a remuneration policy for members of our board of directors. Such remuneration policy shall be adopted by the General Meeting upon the proposal of the board of directors. The remuneration of the individual members of the board of directors shall be determined by the board of directors, at the recommendation of the compensation committee and the nominating and corporate governance committee, within the limits of the remuneration policy adopted by the General Meeting, provided that the executive directors may not take part in the deliberations and decision-making concerning the remuneration of the executive directors. With respect to remuneration schemes in the form of ordinary shares or rights to subscribe for ordinary shares is submitted by the board of directors to the General Meeting for their approval. This proposal must set out at least the maximum number of ordinary shares or rights to subscribe for ordinary shares to be granted to board of directors and the criteria for granting or amendment.

Delaware.    Under the Delaware General Corporation Law, the stockholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.

Dutch Corporate Governance Code

As a Dutch company we are subject to the DCGC.

The DCGC contains both principles and suggested governance provisions for management boards, supervisory boards, shareholders and general meetings, financial reporting, auditors, disclosure, compliance and enforcement standards. As a Dutch company, we are subject to the DCGC and are required to disclose in our management report, filed in the Netherlands, whether we comply with the suggested governance provisions of the DCGC. If we do not comply with the suggested governance provisions of the DCGC (for example, because of a conflict with the rules of the stock exchange on which our shares are listed or otherwise), we must list the reasons for any deviation from the suggested governance provisions of the DCGC in our management report.

As a listed company incorporated and existing under the laws of the Netherlands, we comply with all applicable provisions of the DCGC except where such provisions conflict with U.S. exchange listing requirements or with market practices in the United States or the Netherlands. Our deviations from the DCGC are summarized below.

•

We have granted and intend to grant options and restricted stock units in the future to non-executive directors. Such remuneration is in accordance with the New York Stock Exchange corporate governance requirements and market practice among companies listed on the New York Stock Exchange, although it constitutes a deviation from suggested governance provision 3.3.2 of the DCGC.

•

The agreement with our executive director provides for (i) a severance payment in excess of one year base salary in certain events and (ii) a severance payment if such agreement is terminated at the initiative of the executive director. We believe these severance provisions are consistent with U.S. market practice, although in deviation from suggested governance provision 3.2.3 of the DCGC.

•

Pursuant to our articles of association, our board of directors will nominate one or more candidates for each vacant seat on our board of directors. A resolution of the General Meeting to overrule such binding nomination requires at least two-thirds of the votes cast representing more than half of our issued share capital. Although in deviation from suggested governance provision 4.3.3 of the DCGC, this is in line with article 2:133 (2) of the Dutch Civil Code, which provides for the same majority and quorum requirements as included in our articles of association, and is considered to promote continuity within our board of directors.

•

Our board of directors has granted and intends to grant options and restricted stock units to members of our board of directors. The options provide for vesting conditions which allow exercise of the options within the first three years of their grant date. Furthermore, the restricted stock units are not subject to a five-year holding period. Both elements qualify as a deviation from best practice provision 3.1.2 of the DCGC. Such conditions are market practice among companies listed at New York Stock Exchange. We are in competition with other companies in this field and we intend to maintain an attractive compensation package for our current and future board members.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (877) 373-6374.

Exchange Listing

Our ordinary shares are listed on the New York Stock Exchange under the symbol “ESTC”.